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Prospectus Supplement No. 1
to Prospectus dated January 22, 2001                Registration No. 333-52522
                                                     Rule 424(b)(3) Prospectus


                         TOREADOR RESOURCES CORPORATION

                        2,125,000 SHARES OF COMMON STOCK


         This prospectus supplement updates information about certain stockholders who may sell shares of common stock of Toreador Resources Corporation ("Toreador") pursuant to the prospectus dated January 22, 2001 as of June 14, 2001. This prospectus supplement updates the number of shares of common stock beneficially owned by the selling stockholders as of June 14, 2001. This prospectus supplement should not be delivered or used without the prospectus. All capitalized terms used in this prospectus supplement are defined in the prospectus.

         Pursuant to the Agreement and Plan of Merger dated as of September 11, 2000 by and among Toreador, Toreador Acquisition Corporation and Texona Petroleum Corporation, Toreador was to issue 1,115,000 shares of its common stock to the former stockholders of Texona Petroleum Corporation. Due to this number exceeding twenty percent (20%) of Toreador's then outstanding shares, Toreador initially issued 1,025,000 shares and such shares are the shares offered for resale by the selling stockholders listed below pursuant to the prospectus to which this prospectus supplement relates. Toreador obtained approval for the issuance of the remaining 90,000 shares (the "Deferred Shares") from its stockholders and the National Association of Securities Dealers Automated Quotation and issued the shares. This prospectus supplement reflects the ownership of these shares by the selling stockholders listed on the following table and such table replaces the table in the prospectus under the caption "Selling Stockholders" for the selling stockholders listed below.


                                                           NUMBER OF              NUMBER OF                  NUMBER OF
                                                          SHARES OWNED           SHARES BEING              SHARES OWNED
                                                           BEFORE THIS          REGISTERED FOR              AFTER THIS
NAME OF SELLING STOCKHOLDER                                 OFFERING               RESALE                    OFFERING
---------------------------                               ------------          --------------             ------------
Cheryl S. Bennett ...........................                26,780(1)              26,780(1)                 2,352(2)
C. R. Brown .................................                45,318                 45,318                    3,979
John E. Burton ..............................                 8,828                  8,828                      775
George R. Cannon ............................                45,320(3)              45,320(3)                 3,980(4)
Lynda A. Carpenter ..........................                 8,828                  8,828                      775
Larry E. and Jacquelyn Clark
 as Trustees of the Larry and
 Jacquelyn Clark Family Trust ...............                29,427                 29,427                    2,584
Sandra L. Garnett ...........................                39,285(5)              39,285(5)                 3,450(6)
Henry W. Goodwin.............................                58,855                 58,855                    5,168
Bob B. and Vera B. Hallmark .................                18,714                 14,714                    5,292
Robert M. Hallmark ..........................                 5,885                  5,885                      517
J. B. Ladd Trust - A Revocable
 Grantor Trust ..............................               164,076                164,076                   14,406
C. G. Mammel ................................                45,318(7)              45,318(7)                 3,980(8)
Mary McMahon ................................                 8,828                  8,828                      775
Grace F. McMahon ............................                45,318                 45,318                    3,979
Grace F. McMahon Grantor
 Retained Income Trust ......................                23,542                 23,542                    2,067



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
                                                           NUMBER OF              NUMBER OF                  NUMBER OF
                                                          SHARES OWNED           SHARES BEING              SHARES OWNED
                                                           BEFORE THIS          REGISTERED FOR              AFTER THIS
NAME OF SELLING STOCKHOLDER                                 OFFERING               RESALE                    OFFERING
---------------------------                               ------------          --------------             ------------
Paul E. Mendell .............................                   22,659                 22,659                    1,990
Wayne W. & Ramona R. Montgomery .............                    2,943                  2,943                      258
Harvey H. Mueller, II .......................                   29,427                 29,427                    2,584
Dale L. Pilant and Rebecca A. Pilant.........                   58,855                 58,855                    5,168
Earl E. Rossman, Jr .........................                  209,851(9)             161,851                   44,210
Lee E. Schlessman............................                      232                    232                       20
Gary L.  Schlessman..........................                   26,337(10)             26,337(10)                 2313(11)
Jeannette R. Stevenson ......................                   15,346(12)              3,826                    9,856
Wayne E. Swearingen Trust ...................                   22,660                 22,660                    1,990
Kenneth R. Whiting...........................                  173,888(13)            125,888(13)               48,252(14)
                           TOTAL                             1,136,520              1,025,000                  170,720
                                                           ===========            ===========               ==========


(1) Includes 13,390 Shares owned of record by Ms. Bennett as custodian for Mr. Eric A. Bennett and 13,390 shares of common stock owned of record by Ms. Bennett as custodian for Ms. Lauren M. Bennett.

(2) Includes 1,176 Shares owned of record by Ms. Bennett as custodian for Mr. Eric A. Bennett issued as Deferred Shares and 1,176 Shares owned of record by Ms. Bennett as custodian for Ms. Lauren M. Bennett issued as Deferred Shares.

(3) Includes 22,660 Shares owned of record by Mrs. Sue M. Cannon, spouse of Mr. Cannon.

(4) Includes 1,990 Shares issued to Mrs. Sue M. Cannon, spouse of Mr. Cannon, as Deferred Shares.

(5) Includes 12,948 Shares owned of record by Ms. Garnett as custodian for Mr. Aaron T. Garnett, 13,389 Shares owned of record by Ms. Garnett as custodian for Mr. Benjamin T. Garnett, and 12,948 Shares owned of record by Ms. Garnett as custodian for Mr. Colin M. Garnett.

(6) Includes 1,137 Shares owned of record by Ms. Garnett as custodian for Mr. Aaron T. Garnett issued as Deferred Shares, 1,176 Shares owned of record by Ms. Garnett as custodian for Mr. Benjamin T. Garnett issued as Deferred Shares, and 1,137 shares of common stock owned of record by Ms. Garnett as custodian for Mr. Colin M. Garnett issued as Deferred Shares.

(7) Includes 22,659 Shares owned of record by Mrs. Susan B. Mammel, spouse of Mr. Mammel.

(8) Includes 1,990 Shares issued to Mrs. Susan B. Mammel, spouse of Mr. Mammel, as Deferred Shares.

(9) Includes 48,000 Shares with respect to which Mr. Rossman had the right to acquire beneficial ownership upon the exercise of exercisable options immediately prior to this offering (the percentage is calculated on the basis that such shares are deemed outstanding).

(10) Includes 12,948 Shares owned of record by Mr. Schlessman as custodian for Ms. Jennifer C. Schlessman and 13,389 Shares owned of record by Mr. Schlessman as custodian for Ms. Margaret M. Schlessman.



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(11)     Includes 1,137 Shares owned of record by Mr. Schlessman as custodian for Ms. Jennifer C. Schlessman issued as Deferred Shares and 1,176 Shares owned of record by Mr. Schlessman as custodian for Ms. Margaret
         M. Schlessman issued as Deferred Shares.

(12) Includes 11,520 Shares with respect to which Ms. Stevenson had the right to acquire beneficial ownership upon the exercise of exercisable options immediately prior to this offering (the percentage is calculated on the basis that such shares are deemed outstanding).

(13) Includes 48,000 Shares with respect to which Mr. Whiting had the right to acquire beneficial ownership upon the exercise of exercisable options immediately prior to this offering (the percentage is calculated on the basis that such shares are deemed outstanding) and also includes 2,587 Shares owned of record by Mrs. Kay W. Whiting, spouse of Mr. Whiting.

(14) Includes 227 Shares issued to Kay W. Whiting, spouse of Mr. Whiting, as Deferred Shares.



             The date of this prospectus supplement is June 15, 2001


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